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                                                                     EXHIBIT 8.2



                      [Letterhead of Davis Polk & Wardwell]



                                                October 3, 2001

Re: QUALIFICATION OF THE MERGER OF SIERRA MERGER SUB, INC. WITH AND INTO SCIENT CORPORATION AS A TAX-FREE REORGANIZATION

Scient Corporation
860 Broadway, 3rd Floor
New York, NY 10003

Ladies and Gentlemen:

         We have acted as counsel for Scient Corporation ("SCIENT"), a Delaware corporation, in connection with (i) the Scient Merger, as defined and described in the Agreement and Plan of Merger dated as of July 31, 2001, as amended by Amendment No. 1 dated as of October 2, 2001 (the "MERGER AGREEMENT") among Scient, iXL Enterprises, Inc., a Delaware corporation ("IXL"), India-Sierra Holdings, Inc., a Delaware corporation ("ISH"), India Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ISH ("INDIA MERGER SUB"), and Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ISH ("SIERRA MERGER SUB") and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), which includes the Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended. This opinion is delivered pursuant to Section 7.3(c) of the Merger Agreement.

         In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus, (iii) the information and representations in the letter dated October 3, 2001 furnished to us by you (the "REPRESENTATIONS LETTER") and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Scient Merger would be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (iii) that the representations to be made by you (together with Sierra


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Scient Corporation                     2                       October 3, 2001



Merger Sub, Inc.) pursuant to Section 4.2 of the Merger Agreement are and will be accurate and complete, and (iv) that the representations made by you in the Representations Letter are and will be accurate and complete. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the Representations Letter which we have assumed will be true as of the effective time of the Scient Merger. Our opinions cannot be relied upon if any of the facts stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representations Letter referred to above are, or later become, inaccurate.

         Based upon the foregoing, in our opinion, the Scient Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Scient, ISH and Sierra Merger Sub, Inc. will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         The preceding are all of the material U.S. federal income tax consequences of the Scient Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Scient Merger.

         In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings "THE MERGER - United States Federal Income Tax Consequences of the Merger," "THE MERGER AGREEMENT-Conditions to the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

         This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted, or otherwise referred to for any other purpose.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell